HERE IS YOUR
ALLMERICA VARIABLE LIFE
INSURANCE POLICY

FROM FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

PLEASE READ IT CAREFULLY

THIS FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY IS A LEGAL CONTRACT between you (the owner) and First Allmerica Financial Life Insurance Company. We will pay your beneficiary the net death benefit when the person you are insuring dies, while this policy is in force.

YOU MAY CHANGE THE AMOUNT of insurance as well as the payments you make. You may direct your net payments into an account that has a guaranteed minimum interest rate, and into sub-accounts of an account that has a rate of return that will vary. These two accounts are called the Fixed and Variable Accounts.

THE VALUE OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE ACCORDING TO ITS INVESTMENT RESULTS. FOR MORE DETAILS, PLEASE SEE THE VARIABLE ACCOUNT POLICY VALUE PROVISION ON PAGE 17.

THE VALUE IN THE FIXED ACCOUNT will accumulate interest at a rate set by us which will not be less than 4% a year.

THE AMOUNT OF THE DEATH BENEFIT AND THE LENGTH OF TIME THIS POLICY WILL REMAIN IN FORCE MAY BE VARIABLE OR FIXED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS BEGINNING ON PAGE 24 AND THE POLICY VALUE PROVISIONS BEGINNING ON PAGE 15.

YOUR RIGHT TO EXAMINE THIS POLICY

You have the right to void this policy by returning it to our Home Office at 440 Lincoln Street, Worcester, MA 01653, or to one of our authorized representatives within ten days after receiving it. If you return the policy, it will be void from the date of its issue, and you will receive a refund equal to the total of payments made.



     /s/ JOHN F. O'BRIEN                 /s/ CHARLES F. CRONIN
           President                            Secretary

                First Allmerica Financial Life Insurance Company
                        Home Office and Principal Office:
                               440 Lincoln Street
                               Worcester, MA 01653

SUMMARY:

-    FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
-    ADJUSTABLE SUM INSURED
-    DEATH PROCEEDS PAYABLE AT DEATH OF INSURED WHILE THIS POLICY IS IN FORCE
-    FLEXIBLE PREMIUMS PAYABLE TO THE FINAL PAYMENT DATE
-    DURATION OF COVERAGE AND AMOUNT OF POLICY VALUE NOT GUARANTEED
-    NONPARTICIPATING

FORM 1033.NY-01                       1

TABLE OF CONTENTS

Cover Page..........................................1
Specifications Page.................................3
Riders/Endorsements.................................3
Monthly Insurance Protection Charges................6
Important Definitions.............................. 9
General Terms......................................11
Information About You and the Beneficiary..........12
What You Should Know About the
Premiums...........................................13
Information About the Value of Your Policy.........15
What You Should Know About the
Variable Account...................................17
What You Should Know About the Fixed
Account............................................19
What You Should Know About Transfers...............20
If You Want to Borrow from Your Policy.............21
Details on Surrenders and Partial
Withdrawals........................................22
Postponement of Payment............................23
What You Should Know About the Death
Benefit............................................24
How Benefits are Paid..............................27


ALPHABETICAL INDEX

Addition, Deletion or Substitution of Investments..19
Allocation of Payments.............................15
Assignment.........................................12
Basis of Value of Fixed Account....................20
Beneficiary........................................12
Death Benefit......................................24
Decrease in Face Amount............................26
Entire Contract....................................11
Fixed Account......................................19
Fixed Account Policy Value.........................19
Foreclosure........................................22
Grace Period.......................................13
Increase in Face Amount............................25
Lapse..............................................13
Loans on Policy....................................21
Misstatement of Age or Sex.........................11
Monthly Insurance Protection Charge.................6
Net Investment Factor..............................17
Owner..............................................12
Partial Withdrawals................................22
Payment Options....................................27
Policy Value.......................................15
Postponement of Payment............................23
Preferred Loan Provision...........................22
Premiums...........................................13
Protection of Benefits.............................12
Reinstatement......................................14
Right to Contest Policy............................11
Right to Examine....................................1
Suicide Exclusion..................................11
Surrender..........................................22
Transfers..........................................20
Valuation Dates and Periods........................18
Variable Account...................................17
Variable Account Policy Value......................17

FORM 1033.NY-01                       2

                                 SPECIFICATIONS

                        WHO IS INSURED AND FOR HOW MUCH?

                      POLICY OWNER'S NAME:       [John Doe]

                           INSURED'S NAME:       [John Doe]

                   INSURED'S AGE AT ISSUE:       [35]

                       UNDERWRITING CLASS:       [Male Non-Smoker]

                            POLICY NUMBER:       [VM00000001]

                      INITIAL FACE AMOUNT:       [$50,000]

                            DATE OF ISSUE:       [11/15/2001]

                  MONTHLY PROCESSING DATE:       [On the 15th day of each month]

                  YOUR FINAL PAYMENT DATE:       [11/15/2065]

 THE DEATH BENEFIT OPTION YOU HAVE CHOSEN:       [Option 1]


                          ADDITIONAL INSURANCE BENEFITS


[1086.NY-01       Total Disability Rider                       $100.00 per month

1103.NY-01        Term Insurance Rider                         See rider

1088.NY-01        Other Insured Term Insurance Rider           See rider]


                              YOUR MAXIMUM PAYMENT

                      GUIDELINE SINGLE PREMIUM:          [$15,588.00]

                       GUIDELINE LEVEL PREMIUM:          [$1,363.14]

FORM 9033.NY-01                       3

THE CHARGES YOU WILL PAY

MONTHLY INSURANCE PROTECTION CHARGE: See pages 6, 15 and 16.

TRANSFER CHARGE: You may make 12 transfers in any policy year free of charge. After 12 transfers, you may be charged up to $25 to transfer funds from one account to another, see page 20.

VARIABLE ACCOUNT MORTALITY AND EXPENSE RISK CHARGE: You will be assessed a charge each month not to exceed 1/12 of 0.60% on an annual basis of the daily net asset value of the Variable Account for the mortality and expense risks assumed by us during the first 120 months this policy is in force and 1/12 of 0.30% on an annual basis thereafter.

MINIMUM GUARANTEE INTEREST RATE:  4%

MINIMUM MONTHLY PAYMENT: A monthly factor of [$30.06], used to determine if your policy will lapse within 48 months of the date of issue; see pages 13 and 14.

INITIAL PERIODIC PREMIUM: [$100.00 Monthly] This is the amount you have elected to pay. Payment of this amount does not guarantee the policy will continue until the date the insured dies.


PAYMENT EXPENSE CHARGE: 6.00% of each gross payment.

MONTHLY ADMINISTRATIVE CHARGE: $7.50 per month.

MONTHLY EXPENSE CHARGE: [$9.50] each month for the first 120 months this policy is in force. A new monthly expense charge will be applied for the first 120 months after an increase.

PARTIAL WITHDRAWAL TRANSACTION CHARGES: If you withdraw part of your funds, we will deduct a 2% withdrawal transaction charge (maximum $25) from the policy value each time you make a partial withdrawal.

PARTIAL WITHDRAWAL CHARGE: 5% of excess withdrawal, see page 22. This charge will not be higher than the surrender charge.

SURRENDER CHARGE FOR INITIAL FACE AMOUNT: If you surrender this policy during the first ten years, except as otherwise provided in the Reinstatement provision, you will be charged a surrender charge as shown below:


  YEAR                 SURRENDER CHARGE

   1                      [$871.00
   2                       $774.23
   3                       $677.46
   4                       $580.69
   5                       $483.92
   6                       $387.15
   7                       $290.38
   8                       $193.61
   9                        $96.84
   10                         $ 0]

FORM 9033.NY-01                       4

The annual interest rates credited to the Fixed Account will not be less than 4% Any interest credited to the Fixed Account, that exceeds 4%, is not guaranteed to continue. We have the right to change both the interest rate credited to the Fixed Account and the insurance protection charges, subject to the guarantees in the policy.

The surrender value may become insufficient to continue the policy in force to the final payment date due to the following factors: policy loans, partial withdrawals, increases in the face amount, changes in the death benefit option, additional riders, increased current insurance protection charges, decreased interest rates credited to the Fixed Account, adverse investment experience of the Variable Account and changes in the amount, timing and frequency of premium payments.

The maximum annual policy loan interest rate is 6%; 4.5% for preferred loans (see pages 21 and 22).

FORM 9033.NY-01                       5

YOUR MONTHLY INSURANCE PROTECTION CHARGES ARE GUARANTEED NEVER TO GO HIGHER THAN THE FOLLOWING:

         INSURANCE PROTECTION                        INSURANCE PROTECTION

AGE         RATE PER $1000                   AGE        RATE PER $1000
35              0.064                        70              2.941
36              0.070                        71              3.313
37              0.082                        72              3.631
38              0.090                        73              4.058
39              0.098                        74              4.541

40              0.191                        75              5.063
41              0.206                        76              5.622
42              0.221                        77              6.214
43              0.239                        78              6.833
44              0.256                        79              7.496

45              0.277                        80              8.230
46              0.300                        81              9.054
47              0.324                        82              9.997
48              0.350                        83             11.073
49              0.379                        84             12.267

50              0.410                        85             13.556
51              0.447                        86             14.918
52              0.490                        87             16.344
53              0.538                        88             17.808
54              0.593                        89             19.333

55              0.654                        90             20.942
56              0.723                        91             22.668
57              0.795                        92             24.577
58              0.873                        93             26.764
59              0.962                        94             29.637

60              1.061                        95             33.931
61              1.171                        96             41.279
62              1.296                        97             56.040
63              1.439                        98             83.333
64              1.602                        99             83.333

65              1.781
66              1.975
67              2.186
68              2.412
69              2.660

FORM 9033.NY-01                       6

             MINIMUM DEATH BENEFIT - OPTIONS 1 AND 2

            GUIDELINE MINIMUM SUM INSURED TEST TABLE

        AGE         PERCENTAGE        AGE         PERCENTAGE
      Thru 40          250%            60            130%
         41            243%            61            128%
         42            236%            62            126%
         43            229%            63            124%
         44            222%            64            122%

         45            215%            65            120%
         46            209%            66            119%
         47            203%            67            118%
         48            197%            68            117%
         49            191%            69            116%

         50            185%            70            115%
         51            178%            71            113%
         52            171%            72            111%
         53            164%            73            109%
         54            157%            74            107%

         55            150%        75 thru 90        105%
         56            146%            91            104%
         57            142%            92            103%
         58            138%            93            102%
         59            134%            94            101%
                                    95 -100          100%

FORM 9033.NY-01                       7

              MINIMUM DEATH BENEFIT - OPTION 3

             CASH VALUE ACCUMULATION TEST TABLE

          AGE    PERCENTAGE             AGE    PERCENTAGE
           35     435.64%                70      151.31%
           36     419.84%                71      148.05%
           37     404.66%                72      145.01%
           38     390.13%                73      142.09%
           39     376.17%                74      139.35%

           40     362.75%                75      136.79%
           41     350.85%                76      134.40%
           42     339.40%                77      132.15%
           43     328.37%                78      130.04%
           44     317.76%                79      128.04%

           45     307.54%                80      126.14%
           46     297.70%                81      124.34%
           47     288.24%                82      122.64%
           48     279.14%                83      121.05%
           49     270.37%                84      119.56%

           50     261.94%                85      118.19%
           51     253.83%                86      116.93%
           52     246.03%                87      115.76%
           53     238.55%                88      114.67%
           54     231.38%                89      113.64%

           55     224.51%                90      112.64%
           56     217.93%                91      111.66%
           57     211.64%                92      110.66%
           58     205.21%                93      109.63%
           59     199.84%                94      108.52%

           60     194.31%                95      107.32%
           61     189.02%                96      106.02%
           62     183.97%                97      104.58%

           63     179.15%                98      103.46%

           64     174.55%                99      102.56%

           65     169.87%
           66     165.73%
           67     161.79%
           68     158.04%
           69     154.46%

FORM 9033.NY-01                       8

                              IMPORTANT DEFINITIONS

AGE means how old the insured is on the birthday closest to the policy anniversary.

ASSIGNEE is the person to whom you have transferred your ownership of this policy.

COMPANY means First Allmerica Financial Life Insurance Company, also referred to as we, our, and us. Our telephone number is 1-800-366-1492.

DATE OF ISSUE is stated on page 3 of the policy. Policy months, years and anniversaries are measured from this date.

EARNINGS means the amount by which the policy value exceeds the sum of the payments made less all withdrawals and withdrawal charges. Earnings are calculated on each monthly processing date.

EVIDENCE OF INSURABILITY is the information, including medical information, that we use to decide the underwriting class for the person insured.

FACE AMOUNT is the amount of insurance you elect to buy in the application or enrollment form. The face amount is shown on page 3 of the policy. The death benefit is based on the face amount; see the Net Death Benefit provisions beginning on page 24.

FINAL PAYMENT date is the policy anniversary nearest the insured's 100th birthday. This date is shown on the Specifications Pages. No payments, except outstanding loan may, be made by you after this date. The net death benefit after this date will equal the greater of the face amount as of the Final Payment Date less any partial withdrawals and withdrawal charges or the policy value as of the date due proof of death is received by the Company, whichever is greater. This policy may not qualify as life insurance after the Final Payment Date under federal tax law and thus be subject to adverse tax consequences. You should consult with a tax advisor before the Final Payment Date if you intend to continue the policy after the Final Payment Date. Policy loans, partial withdrawals and transfers are permitted after the Final Payment Date.

HOME OFFICE means our office located at 440 Lincoln Street, Worcester, Massachusetts 01653.

INSURANCE PROTECTION AMOUNT is the death benefit minus the policy value.

MONTHLY INSURANCE PROTECTION CHARGE is the amount of money we deduct from the policy value each month to pay for the insurance, see pages 15 and 16 for more details.

MONTHLY PROCESSING DATE is the date on which the monthly insurance protection charge is deducted from the policy value. This date is shown on page 3 of the policy.

NET PAYMENT is your payment to us less the payment expense charge shown on page 4 of the policy.

OUTSTANDING LOAN means all unpaid policy loans plus interest due or accrued on such loans.

POLICY CHANGE means any change in the face amount, the underwriting class, the addition or deletion of a rider, or a change in the death benefit option.

POLICY VALUE is the sum of your values in the Variable Account and the Fixed Account.

PREMIUM means a payment you must make to keep the policy in force.

PRO RATA refers to an allocation among the sub-accounts of the Variable Account and the Fixed Account. A pro-rata allocation will be in the same proportion that the policy value in each sub-account of the Variable Account and the unloaned policy value in the Fixed Account have to the total unloaned policy value.

FORM 1033.NY-01                       9

RIDER is an optional benefit, which may be added to your policy for an additional charge.

SPECIFICATION PAGES contain information specific to your policy, and are located after the Table of Contents in your policy.

SUB-ACCOUNTS are subdivisions of the Variable Account investing exclusively in the shares of one or more Funds, which you chose for your initial allocations.

UNDERWRITING CLASS means the insurance risk classification that we assign to the insured based on the information in the application and any other evidence of insurability we obtain. The insured's underwriting class affects the monthly insurance protection charge and the amount of the payments required to keep the policy in force.

WRITTEN NOTICE OF CLAIM means written notification of the death of the insured received in the Home Office of the Company.

WRITTEN REQUEST is a request you make in writing in a form which is satisfactory to us and which is filed at our Home Office.

YOU OR YOUR means the owner of this policy as shown in the application or in the latest change filed with us.





FORM 1033.NY-01                      10

                                  GENERAL TERMS

OUR RIGHT TO CONTEST THE POLICY IS LIMITED: Except for failure to pay premiums, or as otherwise provided in the Term Conversion provision, we cannot contest the initial face amount of the policy if it has been in force for two years from the date it is issued and the insured is alive at the end of this two-year period. If the face amount is increased or the policy is reinstated based on evidence of insurability or the underwriting class is changed at your request, we cannot contest the increase, reinstatement, or change after it has been in force for two years from its effective date and the insured is alive; provided that such contest will be based on material representations appearing in the application for the increase, reinstatement or change in underwriting class.

ENTIRE CONTRACT: This policy, with a copy of the application, and any endorsements attached to it, is the entire contract between you and us. The entire contract also includes: a copy of any Application to change to a better Underwriting Class, any new Specifications Pages and any supplemental pages issued.

All statements in the application are considered representations and not warranties. The Company may not use any statement to contest this policy or deny a claim unless the statement is in the application. Our representatives are not permitted to change this policy or extend the time for paying premiums. Only our President, a Vice President or Secretary may change the provisions of this policy, and then only in writing.

NONPARTICIPATING: No insurance dividends will be paid on this policy.

ADJUSTMENT OF COST FACTORS: We determine the monthly insurance protection charge and Fixed Account interest rates and expense charges which are used to calculate the policy value, subject to the guarantees noted in this policy. Any changes in these charges and rates will be made by Underwriting Class only, and will be based on changes in our future expectations for such things as: our investment earnings, our expenses, life expectancy rates, and how many policy owners keep their policies.

Any changes in policy costs, formulas or pricing assumptions for new and in-force policies must be approved, or are in accordance with criteria approved by the company's board of directors or a committee thereof. Cost factors will be determined in accordance with procedures and standards on file with the Superintendent of Insurance of the State of New York.

SUICIDE EXCLUSION: Except as otherwise provided in the Term Conversion provision, if the insured commits suicide within two years of the date this policy is issued, we will not pay a death benefit. The beneficiary will receive only the total amount of payments made to us less any outstanding loan and amounts withdrawn. If the face amount is increased at your request, and then the insured commits suicide within two years we will not pay the increased amount. Instead the beneficiary will receive the monthly expense charges and monthly insurance protection charges paid for this increase, plus any net death benefit otherwise payable.

MISSTATEMENT OF AGE OR SEX: If the insured's age or sex is not correctly stated, and this misstatement is discovered when a claim is made, we will adjust the net death benefit we will pay. The amount will be:

-    the policy value, plus

- the insurance protection amount that would have been purchased by the last monthly insurance protection charge using the correct age and sex.

- If the misstatement is discovered during the lifetime of the insured, the policy will be reformed as follows:

- the final payment date will be the policy anniversary nearest the insured's age 100; and

- the insurance protection amount will become the amount that would have been purchased by the last monthly insurance protection charge using the correct age and sex.

TERM CONVERSION: If this policy or an increase in the face amount is issued as a result of a term conversion, the period during which such insurance may be contested or a claim may be denied as a result of suicide will be measured from the date of issue of the converted term insurance.

FORM 1033.NY-01                      11

PROTECTION OF BENEFITS: To the extent allowed by law, the benefits provided by this policy cannot be reached by the beneficiary's creditors or by the creditors of the Insured. No beneficiary may assign, transfer, anticipate or encumber the policy value or benefit unless you give them this right.

PERIODIC REPORT: We will mail a report to you at your last known address at least once a year. This report will provide the following information.

-    death benefit;

-    policy values in each sub-account and in the Fixed Account;

-    the value of the policy if you surrender it;

-    payments made by you and monthly deductions by us since the last report;
     and

-    outstanding loan and any other information required by law.

                   INFORMATION ABOUT YOU AND THE BENEFICIARY

OWNER: The insured is the owner of this policy unless another person is named as owner in the application. The owner may change the ownership of this policy without the consent of any beneficiary. Whenever the face amount of insurance is increased, the insured must agree.

ASSIGNMENT: You may change the ownership of this policy by sending us a written request. An absolute assignment will transfer ownership of the policy from you to another person called the assignee.

You may also assign this policy as collateral to a collateral assignee. The limitations on your ownership rights while a collateral assignment is in effect are specified in the assignment.

An assignment will take place only when the written request is received at our Home Office. When received, it will take effect on the date you signed it. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is received. We are not responsible for assuring that any assignment or any assignee's interest is valid.

BENEFICIARY: You name the beneficiary to receive the net death benefit. The beneficiary's interest will be affected by any assignment you make. If you assign this policy as collateral, all or a portion of the net death benefit will first be paid to the collateral assignee; any money left over from the amount due the assignee will go to those otherwise entitled to it.

Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary at any time by written request; but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise all other rights and options granted by this policy, except the right to change the ownership; see Owner provision above. Unless you have asked otherwise, this policy's beneficiary will be revocable.

Any change of the beneficiary must be made while the insured is living. This change will take place on the date the request is signed, even if the insured is not living on the day we receive it. Any rights created by the change will be subject to any payments made, or actions taken, before we receive the written request.

If a beneficiary dies before the insured, his or her interest in this policy will pass to any surviving beneficiaries in proportion to their share in the net death benefit, unless you have requested otherwise. If the beneficiary or all the beneficiaries designated as primary die before the insured, the net death benefit will pass to the contingent beneficiary, if any; otherwise to you or your estate.

FORM 1033.NY-01                      12

COMMON DISASTER OPTION: The common disaster option may be elected by Written Request. If the common disaster option is in effect on the date of the insured's death, the beneficiary must be alive a certain number of days following the insured's date of death in order to be entitled to receive a benefit; otherwise we will pay the net death benefit as though the beneficiary died before the insured. The number of days, which the beneficiary must live after the insured's death is selected by you when you elect this option. This option may be changed by your written request. You may also cancel this provision by written request.

                     WHAT YOU SHOULD KNOW ABOUT THE PREMIUMS

PREMIUMS: This policy will not be in force until the first premium is paid to us. Subject to the limitations set forth below, we will accept any payment (or portion thereof) which does not increase the Insurance Protection Amount ; see Required Minimum Amount of Death Benefit provision on page 24. Any payment (or portion thereof) which would increase the Insurance Protection Amount shall be returned to you by us. No additional payments which increase the Insurance Protection Amount will be accepted and no additional death benefit shall be provided until the following conditions have been met: (1) Evidence of Insurability has been received by us; and (2) we have notified you that the Insured is in a satisfactory Underwriting Class. The notification shall include a copy of the Application containing the information relied on by us in making our determination. You may make payments which increase the Insurance Protection Amount for 60 days following the date of such notification by us that the conditions have been met, but not later than the Final Payment Date. Payments must be sent either to our Home Office or to our authorized representative.

If you request it in writing, we will send you a signed receipt after payment. The payment amount, which must be paid to keep the policy in force, is described in the Grace Period and Policy Lapse provision.

MAXIMUM PAYMENT LIMITS: We may limit the amount you pay to us in any policy year if your death benefit option is either 1 or 2; see page 24. This limit will not be less than the guideline level premium; however, the sum of all payments made from the issue date, minus any partial withdrawals, may not be more than the greater of:

-    the guideline single premium, or

-    the sum of the guideline level premiums to the date of payment.

- The guideline premium amounts are shown on page 3 of the policy. These premium limitations will not apply if they prevent you from paying us enough to keep the policy in force.

Guideline premiums are determined according to rules in the federal tax law, and will be adjusted as that law changes.

If the maximum payment limit applies to this policy, the excess payment will be applied first to the outstanding loan and we will then return any balance with interest to you within 60 days after the policy anniversary. We will pay interest on each refund at the Fixed Account interest rate in effect on the date we receive the payment.

PREMIUM GRACE PERIOD AND POLICY LAPSE: We will send you a notice if your payments are not enough to keep the policy in force. Your policy will continue for 62 days, which is the grace period. We will also send a notice to your last known address at least 15 and not more than 45 days prior to the end of the grace period if the surrender value is not adequate to prevent lapse.

The first day of the grace period is called the date of default. We will send the notice to your last known address, or to the person you name to receive this notice, showing the due date and the amount of premium you must pay to keep the policy in force.

FORM 1033.NY-01                      13

The date when the grace period begins and the amount you must pay depends on how long the policy has been in force and whether there have been any increases in the face amount. In no event will the minimum amount of the grace period premium be greater than the amount necessary to keep the policy in force for three months.

Beginning on the date this policy is issued or the effective date of any increase in the face amount, whichever is later, and continuing for the next 47 monthly processing dates, the grace period will begin when both the following conditions occur:

- the policy value less outstanding loan is less than the amount needed to pay the next monthly deduction; and

- the sum of the payments made minus any outstanding loan, partial withdrawals and withdrawal charges since the latest of the following three dates:

     -    the date this policy is issued, or

     -    the effective date of any increase in the face amount, or

     - the date of any policy change which changes the minimum monthly payment,

is less than the accumulated minimum monthly payments to date.

Thereafter, the grace period will begin if the policy value less outstanding loan on a monthly processing date is less than the amount needed to pay the next monthly deduction plus any outstanding loan interest.

The minimum monthly payment, which is shown on page 4 of the policy, will change if the policy is changed; it will be listed in new specification pages provided to you.

The death benefit during the grace period will be reduced by any overdue charges. The policy will lapse if the amount shown in the notice remains unpaid at the end of the grace period. The policy terminates on the date of lapse.

REINSTATEMENT: If this policy lapses or forecloses for failure to pay loan interest and has not been surrendered, it may be restored (called "reinstated" in this policy) within three years after the date of default or foreclosure, but in no event may this policy be reinstated after the Final Payment Date. We will reinstate the policy on the monthly processing date following the day we receive all of the following items:

-    a written application for reinstatement,

- evidence of insurability showing the insured is insurable according to our underwriting rules, and

-    a payment large enough to keep the policy in force for three months.

You may repay or reinstate any outstanding loan on the date of default or foreclosure.

Your reinstatement premium will be allocated to the Fixed Account until we approve your application, at which time we will transfer the reinstatement premium, plus accrued interest, as you directed in your last payment allocation request.

The policy value on the reinstatement date is:

- the net payment to reinstate the policy, including the interest earned from the date we received your payment; plus

- an amount equal to the policy value less any outstanding loan on the default date; less

-    the monthly deduction due on the reinstatement date.

FORM 1033.NY-01                      14

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The amount of the surrender charge and the surrender charge period remaining on the reinstatement date are those which were in effect on the date of default.

The time period in the suicide provision will expire on the same date as such provision would have expired since the original issue date or the date of issue of an increase in the face amount.

                   INFORMATION ABOUT THE VALUE OF YOUR POLICY

NET PAYMENT AND ALLOCATION OF NEW PAYMENTS: A net payment is a payment made to us reduced by the payment expense charge. The payment expense charge covers our expenses for local, state and federal taxes we must pay and other expenses. We reserve the right to change the payment expense charge, which is shown on page 5 of the policy, only to reflect any changes in tax expenses.

Each net payment will be added to the policy value. The policy value consists of all the money in the Variable Account and the Fixed Account.

ALLOCATION OF NET PAYMENTS: If you make a payment with your application or at any time before the date of issue, we will hold the net payment in the Fixed Account as of the day we receive it at our Home Office. When the policy is issued, we will transfer the policy value that is not allocated to the Fixed Account to the Money market sub-account of the Variable Account. We will then transfer the policy value as you directed in your application, or by your later request, if any, no later than the expiration of the period during which you may exercise your right to examine the policy. All net payments received thereafter will be allocated in accordance with your most recent payment allocation request. All percentage allocations must be in whole numbers, with the total allocation to all selected accounts equaling 100%. A processing charge of up to $25 may be made for changing the payment allocation.

MONTHLY DEDUCTION: the monthly deduction is the sum of the following charges:

-    the monthly insurance protection charges;

-    the monthly administrative charge shown on page 4 of the policy;

-    the monthly expense charge shown on page 4 of the policy;

-    the mortality and expense risk charge shown on page 4 of the policy;

-    any monthly rider charge(s).

Monthly deductions are made on the date of issue and on each monthly processing date until the final payment date. Thereafter, the mortality and expense risk charge will be deducted on the monthly processing date for the life of the insured.

You may choose one or more sub-accounts from which the monthly deduction will be made. If you do not make a choice, we will deduct the monthly deduction pro-rata. In the event any charge is greater than the value of a sub-account to which it relates on a monthly processing date, the unpaid balance will be totaled and allocated pro-rata among the other sub-accounts of the Variable Account.

Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that we use the most recent payments to pay the fees.

The monthly insurance protection charge equals the sum of the charges that apply to:

-    the initial face amount, plus

-    each increase in the face amount.

FORM 1033.NY-01                      15

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We will determine the monthly insurance protection charge each month. Any changes in this charge will be made by underwriting class. If you decrease the face amount of the policy, we will adjust the monthly insurance protection charge according to the Benefit Change provision on page 25.

The monthly insurance protection charge for the initial face amount will not be more than (1) multiplied by (2) where:

- (1) is the insurance protection rate shown for the insured's age in the Table on page 6; and

-    (2) is the initial face amount divided by 1,000.

For the purposes of this calculation, if one of the level death benefit options (see page 24) is in effect, the initial face amount will be reduced by the policy value, minus charges for rider benefits at the beginning of the month, but not less than zero.

If you increase the face amount, the monthly insurance protection charge will not be more than (3) multiplied by (4) where:

- (3) is the insurance protection rate applicable to the increased face amount for the insured's age; and

-    (4) is the amount of the increase in the face amount divided by 1,000.

For purposes of this calculation, "age" means how old the insured is on the birthday closest to the anniversary of the effective date of the increase. If one of the level death benefit options is in effect and the policy value is higher than the initial face amount, the excess policy value, minus charges for rider benefits at the beginning of the month, will be used to reduce any increases in the face amount in the order in which the increases were issued.

If the death benefit is the minimum death benefit required for the policy to qualify as life insurance under the federal tax law (see page 24), the monthly insurance protection charge for the portion of the death benefit, which exceeds the face amount (i.e., initial face amount plus any increases), will not be higher than (5) multiplied by (6) divided by 1,000 where:

-    (5) is the insurance protection rate applicable to the initial face amount;
         and

-    (6) is the death benefit less:

- the greater of the face amount or the policy value if either of the level death benefit options is in effect, or

- the face amount plus the policy value, if the Death Benefit Option 2 (see page 24) is in effect.

INSURANCE PROTECTION RATES: The cost of insurance rate includes an expense factor and a mortality factor. The expense factor covers a portion of our acquisition costs and administrative expenses. The mortality factor is based on the insured's:

-    age,

-    sex,

-    underwriting class, and

-    face amount.

Mortality and expense risks are borne by the insurer.

The guaranteed rates will be no greater than the:

- the Commissioners 1980 Standard Ordinary Mortality Table, Male or Female (Smoker or Non-Smoker versions of these tables are used if the insured is over 17 years of age on the date of issue), and

FORM 1033.NY-01                      16

-    appropriate increases in such tables for rated risks.

The insurance protection rates actually charged will usually be lower than, and never will be higher than, the guaranteed rates. We will review the actual insurance protection rates for this policy whenever we change these rates for new policies. In any event, rates will be reviewed not more often than once each year, but not less than once in a five-year period.


                 WHAT YOU SHOULD KNOW ABOUT THE VARIABLE ACCOUNT

VARIABLE ACCOUNT: The value of your policy will vary if it is funded through investments in the sub-accounts of the Variable Account. This account is separate from our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the policies which are supported by this account will not be charged with liabilities that come from any other business we conduct.

This account, which we established to support variable life insurance policies, is called Separate Account IMO of First Allmerica Financial Life Insurance Company, and is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the Commonwealth of Massachusetts and the State of New York. The laws of the state in which this policy is delivered will apply.

This account has several sub-accounts. Each sub-account invests its assets in a separate series of a registered investment company (called a "Fund"). We reserve the right, when the law allows, to change the name of the Variable Account or any of its sub-accounts. You will find a list in your application of the sub-accounts in which you first chose to invest.

VARIABLE ACCOUNT POLICY VALUE: Net payments made, which are allocated to the sub-accounts, will purchase units of the sub-accounts.

The number of units purchased in each sub-account is equal to the portion of the net payment allocated to the sub-account, divided by the value of the applicable unit as of the valuation date the payment is received at our Home Office or on the date value is transferred to the sub-account from another sub-account or the Fixed Account.

The number of units will remain fixed unless (1) changed by a subsequent split of unit value, or (2) reduced because of a transfer, policy loan, partial withdrawal, partial withdrawal charge, transaction charge, monthly deduction, surrender or surrender charge allocated to the sub-account or (3) changed due to subsequent payments. Any transaction described in (2) will result in the cancellation of a number of units, which are equal in value. On each valuation date we will value the assets of each sub-account in which there has been activity. The policy value in a sub-account at any time is equal to the number of units this policy then has in that sub-account multiplied by the sub-account's unit value. The value of a unit for any sub-account for any valuation period is determined by multiplying that sub-account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated. The unit value will reflect the investment advisory fee and other expenses incurred by the registered investment companies.

NET INVESTMENT FACTOR: This measures the investment performance of a sub-account during the valuation period that has just ended. This factor is equal to 1.00 plus the result from dividing (a) by (b) where:

- (a) is the investment income of the sub-account for the valuation period, plus capital gains, realized or unrealized, credited during the valuation period; minus capital losses, realized or unrealized, charged during the valuation period; adjusted for provisions made for taxes, if any; and

FORM 1033.NY-01                      17

- (b) Is the value of that sub-account's assets at the beginning of the valuation period.

Since the net investment factor may be more or less than one, the unit value may increase or decrease. You bear the investment risk. We reserve the right (subject to any required regulatory approvals) to change the method we use to determine the net investment factor.

VALUATION DATES AND PERIODS: A valuation date is each day that the New York Stock Exchange (NYSE) is open for business and any other day in which there is enough trading in the Variable Account's underlying portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS: We may not change the investment policy of the Variable Account without the approval of the Insurance Commissioner of Massachusetts and the Superintendent of Insurance in New York. This approval process is on file with the Commissioner of your state.

We reserve the right, subject to compliance with applicable law to add to, delete from, or substitute for the shares of a Fund that are held by the Variable Account or that the Variable Account may purchase. We also reserve the right to eliminate the shares of any Fund if they are no longer available for investment, or if we believe investing more in any eligible Fund is no longer appropriate for the purposes of the Variable Account.

We will notify you before we substitute any of your shares in the Variable Account. However, this will not prevent the Variable Account from buying other shares of underlying securities for other series or classes of policies.

We reserve the right to establish other sub-accounts, and to make them available to any class or series of policies as we think appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. We also reserve the right to eliminate or combine existing sub-accounts of the Variable Account and to transfer the assets between sub-accounts, when allowed by law.

If we make any substitutions or changes that we believe are necessary or appropriate, we may make changes in this policy by written notice to reflect the substitution or change. If we think it is in the best interests of our policy owners, we may operate the Variable Account as a management company under the Investment Company Act of 1940, or we may de-register it under that Act if the registration is no longer required. We may also combine it with other separate accounts.

No material change in the underlying investment policy of a sub-account of the Variable Account shall be made until 60 days have elapsed from the date such change has been filed with the New York Superintendent of Insurance or such shorter period as the Superintendent may permit. In the event of a material change in the underlying investment policy of a sub-account of Variable Account, you will be notified of a change. If you have policy value in that sub-account, we will transfer it without charge on written request by you to another sub-account of the Variable Account or to the Fixed Account. We must receive your written request within sixty (60) days of the later of (1) the effective date of such change in the investment policy or (2) the receipt of the notice of your right to transfer. You may then change your premium and deduction allocation percentages.

FEDERAL TAXES: If we must pay taxes on the Variable Account, we will charge you for that tax. Although the account is not now taxable, we reserve the right to make a charge for taxes if the account becomes taxable.

SPLITTING OF UNITS: We reserve the right to split the value of a unit, either to increase or decrease the number of units. Any splitting of units will have no material effect on policy benefits.

FORM 1033.NY-01                      18

                  WHAT YOU SHOULD KNOW ABOUT THE FIXED ACCOUNT

FIXED ACCOUNT: The Fixed Account is a part of our General Account. The General Account consists of all assets owned by us, other than those in the Variable Account and other separate accounts. Except as limited by law, we have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer funds into the Fixed Account.

FIXED ACCOUNT INTEREST RATES: The interest rate credited to policy value in the Fixed Account is set by us but is guaranteed never to be less than 4%. We will review the non-guaranteed interest rate from time to time, at least once a year. The following guarantees apply to money in the Fixed Account:

- the interest rate in effect on the day we receive your payment at our Home Office is guaranteed until the next policy anniversary unless you borrow money from that policy value.

- the interest rate in effect on the day funds are transferred from a sub-account of the Variable Account to the Fixed Account is guaranteed until the next policy anniversary unless you borrow from that policy value.

- the interest rate in effect on a policy anniversary is guaranteed for one year for those policy values in the Fixed Account on the policy anniversary so long as those values remain in the Fixed Account and are not borrowed.

FIXED ACCOUNT POLICY VALUE: The Fixed Account policy value on the date of issue is the net payment allocated to the Fixed Account minus the first monthly deduction allocated to the Fixed Account. On each monthly processing date, the policy value of the Fixed Account is:

- the policy value in this account on the preceding monthly processing date increased by one month's interest, plus

- net payments received since the last monthly processing date which are allocated to the Fixed Account plus the interest accrued from the date the payments are received by us, plus

- Variable Account policy value transferred to the Fixed Account from any sub-accounts since the preceding monthly processing date, increased by interest from the date the policy value is transferred, minus

- policy value transferred from the Fixed Account to a sub-account since the preceding monthly processing date and interest accrued on these transfers from the transfer date to the monthly processing date, minus

- partial withdrawals from the Fixed Account, partial withdrawal charges and withdrawal transaction charges since the last monthly processing date, interest accrued on these withdrawals, and charges from the withdrawal date to the monthly processing date, minus

- any transaction charges allocated to the Fixed Account for any changes in the face amount since the last monthly processing date and interest accrued on such charges to the monthly processing date, minus

- the portion of the monthly deduction allocated to the policy value in the Fixed Account.

During any policy month the Fixed Account policy value will be calculated on a consistent basis.

FORM 1033.NY-01                      19

BASIS OF VALUE OF THE FIXED ACCOUNT: We base the minimum surrender value in the Fixed Account on mortality no greater than the Commissioners 1980 Standard Ordinary Mortality Table, Male or Female (or appropriate increases in such tables for rated risks) with interest at 4% each year, compounded annually; however, if the insured is over age 17 on the day of issue, the minimum surrender value is based on the Smoker or Non-Smoker versions of such tables.

Mortality and expense risks are borne by the insurer.

Actual policy values are based on interest and insurance protection rates that we set. We have filed a detailed description of the way we determine this value with the State Insurance Department. All values equal or exceed the minimums required by law in the state in which this policy is delivered.

                      WHAT YOU SHOULD KNOW ABOUT TRANSFERS

You may transfer amounts between the Fixed Account and the sub-accounts or among sub-accounts, on request.

You may transfer, without charge, all or part of the policy value in the Variable Account to the Fixed Account within 24 months of the date of issue of this policy; or within 60 days after the later of the effective date of a material change in the investment policy of a sub-account of the Variable Account or the date a notice is mailed to your last known address describing such material change in investment policy. If you do so, future payments will be allocated to the Fixed Account unless you specify otherwise. All other transfers are subject to the following rules, and will be permitted with our approval.

The minimum and maximum amounts that may be transferred from the Fixed Account to the Variable Account shall be determined by us. In no event will our rules provide for a minimum transfer of more than $500. The maximum transfer amount will not be less than the lesser of $10,000 or 10% of the policy value.

Transfers to any sub-account of the Variable Account from the Fixed Account are permitted only if there has been at least a 180-day period since the last transfer from the Fixed Account. Except as provided in the next paragraph, there is no limit on the number of transfers between the sub-accounts to the Variable Account and there is no limit on the number of transfers between the sub-accounts of the Variable Account to the Fixed Account.

This policy is not designed for use by individuals, professional market timing organizations, or other entities that do "market timing," programmed transfers, frequent transfers, or transfers that are large in relation to the total assets of a Fund. If there is a pattern of transfers that coincides with a market timing strategy and/or that is disruptive to the Funds, the Company reserves the right to refuse transfers or take other action to limit the use of such activities.

If a transfer would reduce the policy value in a sub-account to less than $100, we reserve the right to include the remaining value in the amount transferred.

You will not be charged for the first 12 transfer requests in a policy year, but a transfer charge of up to $25 may be made on each additional transfer. Transfers that result from a policy loan or repayment of a loan are not subject to these rules.

FORM 1033.NY-01                      20

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                          DOLLAR COST AVERAGING OPTION

You may elect automatic transfers of at least $100 to be made from one sub-account (called the DCA sub-account in this provision) to one or more of the other sub-accounts of the Variable Account. Other sub-accounts may be designated by you as the DCA sub-account subject to our consent.

Automatic transfers may be made on a monthly, quarterly, semi-annual or annual frequency. The Dollar Cost Averaging Option will be treated as one of the twelve free transfers permitted in a year without regard to how many sub-accounts are elected or the transfer frequency. We reserve the right to limit the number of sub-accounts that may be utilized and we may discontinue this option at any time upon advance written notice to you.

If an automatic transfer reduces the balance in the DCA sub-account to less that $100, the entire balance will be transferred proportionately to the chosen Sub-Account(s).

The Dollar Cost Averaging Option will end:

- when the amount in the DCA sub-account is zero after an automatic transfer has been made and no payments are allocated to the DCA sub-account before the next DCA processing date; or

-    upon your request.

We will send you a written notice when the Dollar Cost Averaging Option ends. Payments allocated to the sub-account designated as the DCA sub-account after this option has ended will not automatically reinstate the option; you must make a new election.

                          AUTOMATIC REBALANCING OPTION

By electing this option you may automatically rebalance the sub-accounts of the Variable Account. You may direct us to process such transfers on a monthly, quarterly, semi-annual or annual frequency. When you elect this option you will designate the percentage allocation for each of the Sub-Accounts chosen. On each periodic transfer date we will review the percentage allocation in the various Sub-Accounts and, as necessary, transfer funds in order to reestablish the designated percentage allocation mix.

The Automatic Rebalancing Option will be treated as one of the twelve free transfers permitted in a policy year without regard to how many sub-accounts are elected or the transfer frequency. If the amount necessary to reestablish the designated mix on any transfer date is less than $100, no transfer will be made. The arrangement may be terminated on written request. We reserve the right to limit the number of Sub-Accounts that may be utilized for automatic rebalancing and to discontinue the option upon advance written notice to you.

                     IF YOU WANT TO BORROW FROM YOUR POLICY

Your policy will be the security for the loan.

AMOUNT YOU MAY BORROW: The total amount you may borrow is the loan value. The loan value is the policy value minus the surrender charge. You are advised to consult with a tax advisor before making a policy loan.

If you do not specify from which accounts you want to borrow, we will allocate the loan pro rata.

In order to secure the outstanding loan, we will transfer the policy value in each sub-account equal to the policy loan allocated to each sub-account to the Fixed Account.

FORM 1033.NY-01                      21

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LOAN INTEREST: Interest is due on policy loans. Except as otherwise provided in the Preferred Loan Option, the rate of interest is is guaranteed not to exceed 6%. Interest accrues daily, and is payable at the end of each policy year. Any interest that is not paid on time will be added to the loan principal and bear interest at the same rate. If this makes the principal higher than the policy value in the Fixed Account, we will offset this shortfall by transferring funds from the sub-accounts to the Fixed Account. We will allocate the transferred amount pro rata among the sub-accounts in the same proportion that the value in each sub-account has to the total value in all of them.

REPAYING THE OUTSTANDING LOAN: You may repay the outstanding loan at any time before this policy lapses. When you repay it, we will transfer the policy value that is the Fixed Account to the various sub-accounts and increase the value in them. You may tell us how to allocate repayments, but if you do not, we will allocate them according to the most recent payment allocation choices you have made. Loan repayments made to the Variable Account cannot be higher than the amounts you transferred from it to secure the outstanding loan.

FORECLOSURE: If at any time your policy value less outstanding loan, is insufficient to cover the monthly deduction, we will mail a notice to your last known address and to any assignee. The notice will set forth the amount you must pay to keep the policy in force and the due date. The due date will be 62 days from the date of the notice. If the amount billed is not paid by the due date, the policy will terminate with no value. You may reinstate this policy according to the Reinstatement provision on page 15.

PREFERRED LOAN PROVISION: This option may be revoked by you at any time. The Preferred Loan is that portion of the policy loan that is secured by earnings. Earnings are borrowed first, then premiums. While this option is in effect, the annual interest rate charged to that portion of the policy loan that is secured by earnings is guaranteed not to exceed 4.5%.

                  DETAILS ON SURRENDER AND PARTIAL WITHDRAWALS

SURRENDER: You may cancel this policy and receive its surrender value as long as the insured is living on the date we receive your written request in our Home Office. The policy will be canceled on that day. You may choose to receive the surrender value in a lump sum or under a benefit option.

SURRENDER VALUE: The surrender value equals the policy value minus the outstanding loan and surrender charges. You will find the surrender charge for the initial face amount on page 4. Any changes in this charge when you increase or decrease the face amount will be shown in new specification pages.

PARTIAL WITHDRAWALS: Partial withdrawals are not allowed during the first policy year. After the first policy year, you may withdraw a portion of the surrender value on written request. Each withdrawal must be at least $500. We will deduct a 2% withdrawal transaction charge (maximum $25) from the policy value each time you make a partial withdrawal.

We also may deduct a withdrawal charge from the policy value. However, a portion of the partial withdrawal will not be subject to the withdrawal charge. This amount equals (a) minus (b), where:

- (a) is 10% of the policy value on the date we receive the written request at our Home Office, and

- (b) Is the total of the withdrawals (or portions of them) made in the same policy year, which were exempt from the withdrawal charge.

We will charge you on the balance of the withdrawal, called the "excess withdrawal". This charge is calculated by multiplying the excess withdrawal amount by 5%. It never will exceed the surrender charge in effect on the withdrawal date.

Your policy's surrender charge will be reduced by any withdrawal charges. There will be no withdrawal charge if no surrender charge applies to the policy on the withdrawal date.

FORM 1033.NY-01                      22

The partial withdrawal charge will decrease existing surrender charges in the following order:

-    first, the most recent increase's surrender charge,

- second, the next most recent increase's surrender charges in succession, and

-    last, the initial face amount's surrender charge.

If you elected one of the Level Death Benefit Options, the face amount and policy value will be reduced by the amount of the partial withdrawal, and the policy value will be further reduced by the partial withdrawal transaction and withdrawal charges. The face amount will be decreased in the following order:

-    first, the most recent increase,

-    second, the next most recent increases in succession, and

-    last, the initial face amount.

If you elected the Death Benefit Option 2, the policy value will be reduced by the amount of the partial withdrawal, and the policy value will be further reduced by the partial withdrawal transaction and withdrawal charges.

The face amount and policy value will be reduced by the amount of any partial withdrawal and transaction charge after the Final Payment Date.

We will not permit a partial withdrawal if it reduces the face amount to less than $40,000.

If you do not allocate a partial withdrawal and its charges among the Fixed Account and each sub-account, we will allocate that amount pro rata.

                             POSTPONEMENT OF PAYMENT

We may postpone any transfer from the Variable Account or payment of any amount payable on:

-    surrender,

-    partial withdrawal,

-    transfer,

-    policy loan, or

-    death of the insured.

The postponement will continue during any period when:

-    the NYSE is closed for days other than weekends and holidays, or

- the SEC has determined that such an emergency exists that disposal of portfolio securities or valuation of assets is not reasonably practical.

We may also postpone any transfer from the Fixed Account or payment of any portion of the amount payable on surrender, partial withdrawal or policy loan from the Fixed Account for not more than six months from the day we receive your written request and, if it is required, your policy. We will pay interest if payment is not mailed or delivered within ten days of the date a valid request is made; however, no interest shall be paid if such interest is less than $25 or the delay in payment is pursuant to New York law. A "valid request" is made when all documentation necessary to complete the transaction is received at the Home Office. This interest rate credited will be the same rate applied to proceeds held by us under Payment Option C. No payment will be deferred to pay premiums on policies with the Company.

FORM 1033.NY-01                      23

                  WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT

NET DEATH BENEFIT: If you provide us with Written Notice of claim showing the insured died while this policy was in force, we will pay the net death benefit. The amount of the net death benefit depends on which death benefit option is in effect on the date of death. (There are three death benefit options, which are described later.) We will deduct from the death benefit any outstanding loan, and monthly deductions due and unpaid through the policy month in which the insured dies, as well as any partial withdrawals and withdrawal charges.

If the policy is in force on the Final Payment Date and the insured dies thereafter, the death benefit shall be the greater of the face amount as of the final Payment Date less any partial withdrawals and withdrawal charges or the policy value as of the date due proof of death is received by the Company, whichever is greater. The death benefit will be reduced by any Outstanding loan as of the date we receive written notice of claim.

Except as otherwise provided, we will pay interest from the date the insured dies to the date the net death benefit is paid. If you choose a lump sum payment the interest rate will be at least 3% a year or the minimum rate set by law, whichever is greater. If the Death Benefit Option 2 is in effect on the date of the insured's death, we will begin calculating interest on the policy value portion of the net death benefit on the date we receive written notice of claim.

DEATH BENEFIT OPTIONS: You have three options for determining the amount of the death benefit. The option you elected in your application is shown on page 3 of the policy.

There are two level death benefit options: Death Benefit Option 1 and 3.

Under the level death benefit options, the death benefit is:

-    the face amount, or

-    the minimum death benefit, whichever is greater.

Under the Death Benefit Option 2, the death benefit is:

- the face amount plus the policy value on the date we receive written notice of claim (we will refund monthly deductions from the policy value after the insured's date of death), or

-    the minimum death benefit, whichever is greater.

REQUIRED MINIMUM AMOUNT OF DEATH BENEFIT: In order to qualify as "life insurance" under the federal tax law, this policy must provide a minimum death benefit. The minimum death benefit is obtained by multiplying the policy value by a percentage shown in the applicable Minimum Death Benefit Table for the insured's attained age and death benefit option. For the Death Benefit Options 1 and 2, the table used is the Guideline Minimum Sum Insured Table. This table is determined according to the guideline minimum sum insured test set forth in the Federal tax laws.

For the Death Benefit Option 3, the Cash Value Accumulation Table is used. This table is calculated to conform to the Cash Value Accumulation test set forth in the federal tax laws.

Evidence of Insurability is not required for any increase in the Insurance Protection Amount to comply with the minimum death benefit requirements unless such increase is due to a premium payment; see page 13.

The minimum death benefit will be determined as of the date of death. The minimum death benefit will be adjusted to conform to any changes in the tax law.

FORM 1033.NY-01                      24

DEATH BENEFIT OPTION CHANGES: If you have selected Death Benefit Option 3, you are not permitted to change your death benefit option. You may change your death benefit option only if you have selected either Death Benefit Options 1 or 2.

You may change the death benefit option by written request. Evidence of insurability is required for a death benefit option change if the insurance protection amount increases. The change will be made on the next monthly processing date after we approve your request.

You may not change your death benefit option more than once in any policy year or if the change reduces the face amount to less than $50,000.

If you change from Death Benefit Option 1 to the Death Benefit Option 2, the face amount under the Death Benefit Option 2 will be equal to the death benefit under the Death Benefit Option 1, minus the policy value on the date of change.

If you change from the Death Benefit Option 2 to the Death Benefit Option 1, the face amount will be equal to the death benefit under the Death Benefit Option 2 on the date of change.

BENEFIT CHANGE: You may increase or decrease the face amount of insurance if you make a written request during the insured's lifetime.

You may not change the face amount if it does not meet the minimum death benefit requirement set by federal tax law.

INCREASE:  To increase the face amount:

- you must complete our application and provide us with evidence of insurability; and

-    the insured must be under our maximum issue age for new insurance; and

-    the insured must be approved by us according to our underwriting rules; and

- you must pay the amount which is necessary to keep the policy in force for three months if the policy value is less than this amount.

This increased face amount will become effective on the first monthly processing date on or following the date that all the conditions are met. We will provide you new specification pages, including a Supplemental Insurance Protection Charge Table. These pages will include the following information:

-    effective date of the increase,

-    amount of the increase,

-    underwriting class,

-    monthly insurance protection charges for the increase,

-    new minimum monthly payment,

-    new monthly expense charge,

-    new guideline premiums, and

-    new surrender charges applicable to the entire policy.

We reserve the right to set a limit on the minimum amount of an increase in the face amount. No increase may be less than our minimum limit in effect on the date we receive your request.

FORM 1033.NY-01                      25

You may return the new specification pages to us within ten days after receiving them. If you return these pages, we will consider the increase void from the beginning. We will add the charges back to the policy value unless you request otherwise. We will also cancel any surrender charge for the increase.

DECREASE: You may decrease the face amount of the policy at any time. It will be effective on the first monthly processing date after we receive your written request.

The face amount will be decreased or eliminated in the following order:

-    first, the most recent increase,

-    second, the next most recent increases successively, and

-    last, the initial face amount.

- We will deduct a surrender charge from the policy value on the date of the decrease. The surrender charge will be the surrender charge for the face amounts, which are decreased or eliminated in the order as noted above.

You may choose the sub-account from which these charges will be deducted; but if you do not choose, we will allocate the charges pro rata.

We will provide you with new specification pages. These pages will include the following information:

-    effective date of the decrease,

-    amount of the decrease and the face amount remaining in force,

-    new minimum monthly payment, if any,

-    new guideline premiums,

-    new monthly expense charge, and

-    new surrender charges applicable to the entire policy.

You may not decrease the face amount to less than our minimum issue limit for this type of policy. We reserve the right to establish a minimum limit on the amount of any decrease.

FORM 1033.NY-01                      26

                              HOW BENEFITS ARE PAID

PAYMENT OPTIONS: Upon written request, the surrender value or all or part of the net death benefit may be placed under one or more of the payment options offered by us at the time the request is made. If you make no election, we will pay the benefit in a lump sum. A certificate will be provided to the payee describing the payment option selected.

If a payment option is selected, the beneficiary, when filing proof of claim, may pay us any amount that otherwise would be deducted from the net death benefit.

The amounts payable under these options are paid from the General Account. The options are not based on the investment experience of the Variable Account.

The amount applied under any one option for any one payee must be at least $5,000. The periodic payment for any one payee must be at least $50.

Subject to the Owner and Beneficiary provisions, you may change any option selection before the net death benefit becomes payable. If you make no selection, the beneficiary may select an option when the proceeds become payable.

The amounts payable under a payment option for each $1,000 of value applied will be the greater of:

     (a) the rate per $1,000 of value applied based on the Company's non-guaranteed current payment option rates for this class of policies; or

     (b)  the rate in this policy for the applicable payment option.

OPTION A: PAYMENTS FOR A SPECIFIED NUMBER OF YEARS (TABLE A). The Company will make equal payments for any selected number of years (not greater than 30). Payments may be made annually, semi-annually, quarterly or monthly.

OPTION B: LIFETIME MONTHLY PAYMENTS (TABLE B). Payments are based on the payee's age on the date the first payment will be made. One of three variations may be chosen. Depending upon this choice, payments will end:

     (1) upon the death of the payee, with no further payments due (Life Annuity); or

     (2) upon the death of the payee, but not before the sum of the payments made first equals or exceeds the amount applied under this option (Life Annuity with Installment Refund); or

     (3) upon the death of the payee, but not before a selected period (5, 10 or 20 years) has elapsed (Life Annuity with Period Certain).

OPTION C: INTEREST PAYMENTS. The Company will pay interest at a rate determined by the Company each year. The rate will not be less than 3 1/2 %. Payments may be made annually, semi-annually, quarterly or monthly. Payments will end when the amount left with the Company has been withdrawn; however, payments will not continue after the death of the payee. Any unpaid balance plus accrued interest will be paid in a lump sum.

OPTION D: PAYMENTS FOR A SPECIFIED AMOUNT. Payments will be made until the unpaid balance is exhausted. Interest will be credited to the unpaid balance. The rate of interest will be determined by the Company each year but will not be less than 3 1/2 %. Payments may be made annually, semi-annually, quarterly or monthly. The payment level selected must provide for the payment each year of at least 8% of the amount applied.

OPTION E: LIFETIME MONTHLY PAYMENTS FOR TWO PAYEES (TABLE E). One of three variations may be chosen. After the death of one payee, payments will continue to the survivor;

     (1)  in the same amount as the original amount; or

     (2)  in an amount equal to 2/3 of the original amount; or

     (3)  in an amount equal to1/2of the original amount.

     Payments are based on the payees' ages on the date the first payment is due. Payments will end upon the death of the surviving payee.

FORM 1033.NY-01                      27

SELECTION OF PAYMENT OPTIONS - The amount applied under any one option for any one payee must be at least $5,000. The periodic payment for any one payee must be at least $50.

Subject to the Owner and Beneficiary provision, you may change any option selection before the proceeds become payable. If you make no selection, the beneficiary may select an option when the proceeds become payable.

If the amount of monthly income payments under Option B (3) for the attained age of the payee is the same for different periods certain, the Company will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

You may give the beneficiary the right to change from Option C or D to any other option at any time. If the payee selects Option C or D when this policy becomes a claim, the right may be reserved to change to any other option. The payee who elects to change options must be a payee under the option selected.

ADDITIONAL DEPOSITS - An Additional deposit may be added to any proceeds when they are applied under Option B or E. A charge not to exceed 3% will be made. The Company may limit the amount of this deposit.

RIGHTS AND LIMITATIONS - A payee does not have the right to assign any amount payable under any option. A payee does not have the right to commute any amount payable under Option B or E. A payee will have the right to commute any amount payable under Option A only if the right is reserved in the written request selecting the option. If the right to commute is exercised, the commuted values will be computed at the interest rates used to calculate the benefits. The amount left under Option C, and any unpaid balance under Option D, may be withdrawn by the payee only as set forth in the written request selecting the option.

A corporate or fiduciary payee may select only Option A, C or D. Such selection will be subject to the consent of the Company.

PAYMENT DATES - The first payment under any option, except Option C, will be due on the date this policy matures by death or otherwise, unless another date is designated. Payments under Option C begin at the end of the first payment period.

The last payment under any option will be made as stated in the description of that option. However, should a payee under Option B or E die prior to the due date of the second monthly payment, the amount applied less the first monthly payment will be paid in a lump sum or under any option other than Option E. Such payment will be made to the surviving payee under Option E or the succeeding payee under Option B.

PAYMENT RATES - The Payment Options Tables show payment rates for Options A, B and E. For policy proceeds placed under these options within five years of the date of surrender or the date the proceeds are otherwise payable, the more favorable of the rates contained in this policy or the rates in use by the Company as of the date the proceeds are applied will be the basis for the periodic payments. Payments which commence more than five years after such date or as a result of additional deposits, will be based on the rates in use by the Company as of the date the first payment is due. The guaranteed rates shown in the Benefit Option Tables B and E are based on the 1983(a) Individual Annuity Mortality Table with interest at 3 1/2% per annum.

FORM 1033.NY-01                      28

                                 BENEFIT OPTIONS

                                     TABLE A
                     PAYMENTS FOR SPECIFIED NUMBER OF YEARS
                           PAYMENTS PER $1,000 APPLIED
                     BASED ON INTEREST AT 3 1/2 % PER YEAR.

------------------- ----------------- ---------------- ----------------- ----------------
      YEARS              ANNUAL         SEMI-ANNUAL       QUARTERLY          MONTHLY
------------------- ----------------- ---------------- ----------------- ----------------
        1               1000.00           504.30            253.23            84.65
        2                508.60           256.49            128.79            43.05
        3                344.86           173.91            87.33             29.19
        4                263.04           132.65            66.61             22.27
        5                213.99           107.92            54.19             18.12

        6                181.32            91.44            45.92             15.35
        7                158.01            79.69            40.01             13.38
        8                140.56            70.88            35.59             11.90
        9                127.00            64.05            32.16             10.75
        10               116.18            58.59            29.42             9.83

        11              107.34             54.13            27.18             9.09
        12               99.98             50.42            25.32             8.46
        13               93.78             47.29            23.75             7.94
        14               88.47             44.62            22.40             7.49
        15               83.89             42.31            21.24             7.10

        16               79.89             40.29            20.23             6.76
        17               76.37             38.51            19.34             6.47
        18               73.25             36.94            18.55             6.20
        19               70.47             35.54            17.85             5.97
        20               67.98             34.28            17.22             5.75

        21               65.74             33.15            16.65             5.56
        22               63.70             32.13            16.13             5.39
        23               61.85             31.19            15.66             5.24
        24               60.17             30.34            15.24             5.09
        25               58.62             29.56            14.85             4.96

        26               57.20             28.85            14.49             4.84
        27               55.90             28.19            14.15             4.73
        28               54.69             27.58            13.85             4.63
        29               53.57             27.02            13.57             4.53
        30               52.53             26.49            13.30             4.45
------------------- ----------------- ---------------- ----------------- ----------------

FORM 1033.NY-01                      29

                                 BENEFIT OPTIONS

                               TABLE B MALE PAYEE
                       MONTHLY PAYMENTS PER $1,000 APPLIED
                      BASED ON INTEREST AT 3 1/2 % PER YEAR

-------- ----------- ----------- --------------------------------
          Option B    Option B              Option B
            (1)         (2)                    (3)
-------- ----------- ----------- --------------------------------
  Age    Life         Instal.           Life Annuity With
          Annuity    Refund
                      Annuity
-------- ----------- ----------- ---------- ---------- ----------
                                 5 Years     10 Years   20 Years
                                 Certain      Certain    Certain
-------- ----------- ----------- ---------- ---------- ----------
    0-5     3.13        3.12       3.13       3.13       3.13
      6     3.14        3.13       3.14       3.14       3.14
      7     3.15        3.14       3.15       3.15       3.15
      8     3.16        3.15       3.16       3.16       3.15
      9     3.17        3.16       3.17       3.17       3.17
     10     3.18        3.17       3.18       3.18       3.16
     11     3.19        3.18       3.19       3.19       3.19
     12     3.21        3.19       3.21       3.20       3.20
     13     3.22        3.21       3.22       3.22       3.21
     14     3.23        3.22       3.23       3.23       3.22
     15     3.24        3.23       3.24       3.24       3.24
     16     3.26        3.25       3.26       3.26       3.25
     17     3.27        3.26       3.27       3.27       3.26
     18     3.29        3.27       3.29       3.28       3.28
     19     3.30        3.29       3.30       3.30       3.29
     20     3.32        3.30       3.32       3.32       3.31
     21     3.34        3.32       3.34       3.33       3.33
     22     3.35        3.34       3.35       3.35       3.34
     23     3.37        3.36       3.37       3.37       3.36
     24     3.39        3.37       3.39       3.39       3.38
     25     3.41        3.39       3.41       3.41       3.40
     26     3.43        3.41       3.43       3.43       3.42
     27     3.46        3.43       3.45       3.45       3.44
     28     3.48        3.46       3.48       3.47       3.46
     29     3.50        3.48       3.50       3.50       3.49
     30     3.53        3.50       3.53       3.52       3.51
     31     3.55        3.53       3.55       3.55       3.54
     32     3.58        3.55       3.58       3.58       3.56
     33     3.61        3.58       3.61       3.61       3.59
     34     4.64        3.61       4.64       4.64       3.62
     35     3.67        3.64       3.67       3.67       3.65
     36     3.71        3.67       3.71       3.70       3.68
     37     3.74        3.70       3.74       3.74       3.71
     38     3.78        3.73       3.78       3.77       3.74
     39     3.82        3.77       3.82       3.81       3.78
     40     3.86        3.80       3.86       3.85       3.81
     41     3.91        3.84       3.90       3.89       3.85
     42     3.95        3.88       3.95       3.94       3.89
     43     4.00        3.92       4.00       3.98       3.93
     44     4.05        3.96       4.05       4.03       3.97
     45     4.10        4.01       4.10       4.08       4.01
-------- ----------- ----------- ---------- ---------- ----------

FORM 1033.NY-01                      30

--------- ------------ ---------- -------------------------------
          Option B (1)  Option B             Option B
                          (2)                  (3)
--------- ------------ ---------- -------------------------------
  Age        Life       Instal.         Life Annuity With
            Annuity    Refund
                        Annuity
--------- ------------ ---------- --------- ---------- ----------
                                  5 Years   10 Years   20 Years
                                  Certain    Certain    Certain
-------- ------------- --------- --------- ---------- ----------
  46         4.16        4.05      4.15      4.13       4.06
  47         4.22        4.10      4.21      4.19       4.11
  48         4.28        4.15      4.27      4.25       4.15
  49         4.34        4.21      4.33      4.31       4.20
  50         4.41        4.26      4.40      4.37       4.25
  51         4.48        4.32      4.47      4.43       4.31
  52         4.55        4.38      4.54      4.50       4.36
  53         4.63        4.45      4.61      4.58       4.42
  54         4.71        4.51      4.69      4.65       4.48
  55         4.80        4.58      4.78      4.73       4.54
  56         4.89        4.66      4.87      4.82       4.60
  57         4.98        4.74      4.96      4.91       4.66
  58         5.09        4.82      5.07      5.00       4.72
  59         5.20        4.90      5.17      5.10       4.78
  60         5.32        4.99      5.29      5.20       4.85
  61         5.44        5.09      5.41      5.31       4.91
  62         5.58        5.19      5.54      5.43       4.97
  63         5.72        5.29      5.68      5.55       5.04
  64         5.87        5.40      5.83      5.67       5.10
  65         6.04        5.52      5.98      5.81       5.16
  66         6.22        5.64      6.15      5.94       5.22
  67         6.40        5.77      6.32      6.09       5.27
  68         6.60        5.91      6.51      6.24       5.33
  69         6.82        6.05      6.71      6.39       5.38
  70         7.05        6.20      6.92      6.55       5.42
  71         7.29        6.36      7.14      6.71       5.47
  72         7.55        6.52      7.37      6.87       5.50
  73         7.82        6.70      7.61      7.04       5.54
  74         8.12        6.88      7.87      7.21       5.57
  75         8.43        7.07      8.14      7.38       5.60
  76         8.77        7.27      8.42      7.56       5.63
  77         9.13        7.49      8.72      7.73       5.65
  78         9.52        7.71      9.03      7.89       5.67
  79         9.94        7.94      9.36      8.06       5.68
  80        10.38        8.19      9.69      8.22       5.70
----------------------------------------------------------------

                       Rates for ages 81 and over
                    are the same as those for age 80

----------------------------------------------------------------

FORM 1033.NY-01                      31

                                BENEFIT OPTIONS

                              TABLE B FEMALE PAYEE
                       MONTHLY PAYMENTS PER $1,000 APPLIED
                      BASED ON INTEREST AT 3 1/2 % PER YEAR

-------- ----------- ----------- --------------------------------
          Option B    Option B              Option B
            (1)         (2)                    (3)
-------- ----------- ----------- --------------------------------
  Age       Life      Instal.           Life Annuity With
          Annuity     Refund     --------------------------------
                      Annuity     5 Years    10 Years   20 Years
                                  Certain    Certain    Certain
-------- ----------- ----------- ---------- ---------- ----------
  0-5       3.07        3.07       3.07       3.07       3.07
   6        3.08        3.07       3.08       3.08       3.08
   7        3.09        3.08       3.09       3.09       3.08
   8        3.09        3.09       3.09       3.09       3.09
   9        3.10        3.10       3.10       3.10       3.10
  10        3.11        3.11       3.11       3.11       3.11
  11        3.12        3.12       3.12       3.12       3.12
  12        3.13        3.12       3.13       3.13       3.13
  13        3.14        3.13       3.14       3.14       3.14
  14        3.15        3.14       3.15       3.15       3.15
  15        3.16        3.15       3.16       3.16       3.16
  16        3.17        3.17       3.17       3.17       3.17
  17        3.18        3.18       3.18       3.18       3.18
  18        3.20        3.19       3.19       3.19       3.19
  19        3.21        3.20       3.21       3.21       3.20
  20        3.22        3.21       3.22       3.22       3.22
  21        3.23        3.23       3.23       3.23       3.23
  22        3.25        3.24       3.25       3.25       3.24
  23        3.26        3.25       3.26       3.26       3.26
  24        3.28        3.27       3.28       3.28       3.27
  25        3.29        3.28       3.29       3.29       3.29
  26        3.31        3.30       3.31       3.31       3.30
  27        3.33        3.32       3.33       3.32       3.32
  28        3.34        3.33       3.34       3.34       3.34
  29        3.36        3.35       3.36       3.36       3.36
  30        3.38        3.37       3.38       3.38       3.37
  31        3.40        3.39       3.40       3.40       3.39
  32        3.42        3.41       3.42       3.42       3.42
  33        3.45        3.43       3.45       3.44       3.44
  34        3.47        3.45       3.47       3.47       3.46
  35        3.50        3.48       3.49       3.49       3.48
  36        3.52        3.50       3.52       3.52       3.51
  37        3.55        3.53       3.55       3.54       3.53
  38        3.58        3.55       3.58       3.57       3.56
  39        3.61        3.58       3.61       3.60       3.59
  40        3.64        3.61       3.64       3.63       3.62
  41        3.67        3.64       3.67       3.67       3.65
  42        3.70        3.67       3.70       3.70       3.68
  43        3.74        3.70       3.74       3.73       3.71
  44        3.78        3.74       3.78       3.77       3.75
  45        3.82        3.78       3.82       3.81       3.78
-------- ----------- ----------- ---------- ---------- ----------

-------- ----------- ----------- --------------------------------
          Option B    Option B              Option B
            (1)         (2)                    (3)
-------- ----------- ----------- --------------------------------
  Age       Life      Instal.           Life Annuity With
          Annuity     Refund     --------------------------------
                      Annuity     5 Years    10 Years   20 Years
                                  Certain    Certain    Certain
-------- ----------- ----------- ---------- ---------- ----------
  46         3.86        3.81      3.86      3.85       3.82
  47         3.90        3.85      3.90      3.90       3.86
  48         3.95        3.89      3.95      3.94       3.90
  49         4.00        3.94      4.00      3.99       3.94
  50         4.05        3.98      4.05      4.04       3.99
  51         4.11        4.03      4.10      4.09       4.04
  52         4.16        4.08      416       4.14       4.08
  53         4.22        4.13      4.22      4.20       4.13
  54         4.29        4.19      4.28      4.26       4.19
  55         4.35        4.25      4.35      4.33       4.24
  56         4.42        4.31      4.42      4.40       4.30
  57         4.50        4.37      4.39      4.47       4.36
  58         4.58        4.44      4.57      4.54       4.42
  59         4.66        4.51      4.65      4.62       4.48
  60         4.75        4.58      4.74      4.71       4.54
  61         4.85        4.66      4.84      4.79       4.61
  62         4.95        4.75      4.94      4.89       4.67
  63         5.06        4.83      5.04      4.99       4.74
  64         5.18        4.93      5.16      5.09       4.81
  65         5.30        5.02      5.28      5.20       4.88
  66         5.43        5.13      5.40      5.32       4.95
  67         5.57        5.23      5.54      5.44       5.02
  68         5.72        5.35      5.69      5.57       5.09
  69         5.88        5.47      5.84      5.71       5.15
  70         6.06        5.60      6.01      5.86       5.22
  71         6.25        5.74      6.19      6.01       5.28
  72         6.45        5.88      6.38      6.17       5.34
  73         6.67        6.03      6.59      6.33       5.39
  74         6.91        6.20      6.81      6.51       5.44
  75         7.17        6.37      7.05      6.69       5.49
  76         7.45        6.55      7.30      6.87       5.53
  77         7.74        6.74      7.57      7.06       5.86
  78         8.07        6.95      7.85      7.25       5.60
  79         8.41        7.16      8.15      7.44       5.62
  80         8.79        7.39      8.47      7.64       5.65
----------------------------------------------------------------

                       Rates for ages 81 and over
                    are the same as those for age 80

----------------------------------------------------------------

FORM 1033.NY-01                      32

                                 BENEFIT OPTIONS

                                   TABLE E (1)
                       MONTHLY PAYMENTS PER $1,000 APPLIED
                                JOINT & SURVIVOR
                      BASED ON INTEREST AT 3 1/2 % PER YEAR
                                    MALE AGE

             50     55     60     65    70    75     80
   50       3.70   3.77   3.82   3.86  3.89  3.91   3.93
F
E  55       3.82   3.92   4.01  4.08   4.14  4.17   4.20
M
A  60       3.93   4.08   4.22  4.34   4.43  4.50   4.54
L
E  65       4.03   4.23   4.43  4.61   4.77  4.90   4.98

A  70       4.11   4.35   4.62  4.90   5.16  5.38   5.54
G
E  75       4.17   4.45   4.79  5.17   5.56  5.92   6.23

   80       4.21   4.53   4.92  5.39   5.92  6.48   7.00

                                   TABLE E (2)
                       MONTHLY PAYMENTS PER $1,000 APPLIED
                              JOINT & 2/3 SURVIVOR
                      BASED ON INTEREST AT 3 1/2 % PER YEAR
                                    MALE AGE

             50     55     60     65    70    75     80
   50       4.03   4.16   4.31   4.47  4.65  4.83   5.02
F
E  55       4.18   4.33   4.50   4.69  4.89  5.10   5.32
M
A  60       4.34   4.52   4.72   4.95  5.19  5.44   5.69
L
E  65       4.52   4.73   4.98   5.25  5.55  5.87   6.18

A  70       4.72   4.97   5.27   5.61  5.99  6.39   6.79
G
E  75       4.95   5.24   5.59   6.02  6.50  7.03   7.57

   80       5.19   5.52   5.94   6.45  7.07  7.76   8.50

                                   TABLE E (3)
                   INITIAL MONTHLY PAYMENTS PER $1,000 APPLIED
                              JOINT & 1/2 SURVIVOR
                      BASED ON INTEREST AT 3 1/2 % PER YEAR
                                    MALE AGE

             50     55     60     65    70    75     80
   50       4.22   4.39   4.60   4.85  5.14  5.47   5.83
F
E  55       4.38   4.56   4.79   5.06  5.38  5.74   6.13
M
A  60       4.57   4.77   5.02   5.32  5.68  6.08   6.52
L
E  65       4.81   5.03   5.31   5.65  6.05  6.51   7.02

A  70       5.10   5.35   5.66   6.05  6.52  7.05   7.65
G
E  75       5.46   5.75   6.10   6.56  7.11  7.75   8.48

   80       5.87   6.21   6.63   7.16  7.82  8.61   9.52

        PAYMENT RATES FOR COMBINATIONS OF AGES NOT SHOWN MAY BE OBTAINED

                          FROM THE COMPANY UPON REQUEST

FORM 1033.NY-01                      33

SUMMARY:

-    FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
-    ADJUSTABLE SUM INSURED
-    DEATH PROCEEDS PAYABLE AT DEATH OF INSURED WHILE THIS POLICY IS IN FORCE
-    FLEXIBLE PREMIUMS PAYABLE TO THE FINAL PAYMENT DATE
-    DURATION OF COVERAGE AND AMOUNT OF POLICY VALUE NOT GUARANTEED
-    NONPARTICIPATING



FORM 1033.NY-01                      34